Exhibit 99.1

Theriva™ Biologics Awarded Manufacturing Funding from the Spanish Government’s National Knowledge Transfer Program

- Theriva Biologics and the Universitat Autònoma de Barcelona to receive a total of €2.28 Million to support the THERICEL project, a suspension cell platform for manufacturing viral-based therapies –

Rockville, MD, September 16, 2024 – Theriva™ Biologics (NYSE American: TOVX), (“Theriva” or the “Company”) a diversified clinical-stage company developing therapeutics designed to treat cancer and related diseases in areas of high unmet need, today announced that the THERICEL project has been awarded funding of €2.28 million from the National Knowledge Transfer Program of the Spanish government’s Ministry of Science, Innovation & Universities to support a collaboration between the Company and the Universitat Autònoma de Barcelona (UAB) to advance the Company’s suspension cell platform for the clinical manufacture of adenovirus- and adeno-associated virus (AAV) therapies. Under the award, Theriva will receive a loan of €1.33 million as a lump sum payment in Q4 2024 which shall be repaid over 7 years commencing three years from the date of award and UAB will receive a grant of €0.95 million dedicated to the THERICEL project and paid in annual installments over the next 3 years.

The THERICEL project is intended to establish the viability of using proprietary Theriva’s A549 suspension cell platform for the clinical manufacture of adenoviral and AAV therapies. Suspension cell manufacture is expected to dramatically increase efficiency and decrease the cost of manufacturing compared to currently used adherent cell platforms. Theriva efforts under the award will focus on scaling-up the manufacture of VCN-01, the Company’s lead oncolytic virus product candidate currently undergoing Phase 2b clinical evaluation in patients with newly diagnosed metastatic pancreatic ductal adenocarcinoma (PDAC). UAB researchers will evaluate the potential utility of the suspension cell line for the manufacture of AAV products for use in gene therapy.

“We are honored to receive this funding award, which provides additional capital and external validation of our therapeutic approach,” said Steven A. Shallcross, Chief Executive Officer of Theriva Biologics. “This award will accelerate the start-up for our innovative suspension cell platform, which we believe will further position Theriva at the forefront of oncolytic virus development and may provide collaborative opportunities in product manufacture. Together with our collaborators at the Universitat Autònoma de Barcelona, we look forward to working towards our shared mission of addressing the high unmet needs of patients.”

The Ministry of Science, Innovation & Universities funding was obtained through a competitive review process under a State scientific and technical innovation plan to support public-private collaborative projects (Proyectos en colaboración público-privada 2023). Funding for Theriva is awarded in the form of an unsecured loan at an interest rate of 4.015%, with a fixed 3-year grace period before the first repayment is due along with accrued interest. After the grace period, the maximum repayment period is 7 years.

About Theriva™ Biologics, Inc.

Theriva™ Biologics (NYSE American: TOVX), is a diversified clinical-stage company developing therapeutics designed to treat cancer and related diseases in areas of high unmet need. The Company is advancing a new oncolytic adenovirus platform designed for intravenous (IV), intravitreal and antitumoral delivery to trigger tumor cell death, improve access of co-administered cancer therapies to the tumor, and promote a robust and sustained anti-tumor response by the patient’s immune system. The Company’s lead candidates are: (1) VCN-01, an oncolytic adenovirus designed to replicate selectively and aggressively within tumor cells, and to degrade the tumor stroma barrier that serves as a significant physical and immunosuppressive barrier to cancer treatment; (2) SYN-004 (ribaxamase) which is designed to degrade certain commonly used IV beta-lactam antibiotics within the gastrointestinal (GI) tract to prevent microbiome damage, thereby limiting overgrowth of pathogenic organisms such as VRE (vancomycin resistant Enterococci) and reducing the incidence and severity of acute graft-versus-host-disease (aGVHD) in allogeneic hematopoietic cell transplant (HCT) recipients; and (3) SYN-020, a recombinant oral formulation of the enzyme intestinal alkaline phosphatase (IAP) produced under cGMP conditions and intended to treat both local GI and systemic diseases. For more information, please visit Theriva Biologics’ website at www.therivabio.com.

Forward-Looking Statement

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. In some cases forward-looking statements can be identified by terminology such as “may,” “should,” “potential,” “continue,” “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” and similar expressions, and include statements regarding the potential of Theriva’s suspension cell platform to dramatically increase efficiency and decrease the cost of manufacturing of virus and AAV therapies, Theriva receiving a loan of €1.33 million as a lump sum payment in Q4 2024 and UAB receiving a total of €0.95 million paid in annual installments over the next 3 years; the THERICEL project establishing the viability of using proprietary Theriva’s A549 suspension cell platform for the clinical manufacture of adenoviral and AAV therapies; suspension cell manufacture dramatically increasing efficiency and decreasing the cost of manufacturing compared to currently used adherent cell platforms; the award accelerating the start-up for the Company’s innovative suspension cell platform; the award further positioning Theriva at the forefront of oncolytic virus development and providing collaborative opportunities in product manufacture; and working with collaborators at UAB towards the shared mission of addressing the high unmet needs of patients. Important factors that could cause actual results to differ materially from current expectations include, among others, the Company’s ability to accelerate the start-up for its innovative suspension cell platform; the Company’s ability to utilize the award funding successfully; the Company’s and VCN’s ability to reach clinical milestones when anticipated, including the ability of the suspension cell platform to manufacture virus and AAV products at appropriate the required quality and scale for clinical use, generating clinical data that establishes VCN-01 may lead to improved clinical outcomes for patients with PDAC and other solid cancers; the Company’s and VCN’s product candidates demonstrating safety and effectiveness, as well as results that are consistent with prior results; the ability to complete clinical trials on time and achieve the desired results and benefits; the ability to obtain regulatory approval for commercialization of product candidates or to comply with ongoing regulatory requirements, regulatory limitations relating to the Company’s and VCN’s ability to promote or commercialize their product candidates for the specific indications, acceptance of product candidates in the marketplace and the successful development, marketing or sale of the Company’s and VCN’s products, developments by competitors that render such products obsolete or non-competitive, the Company’s and VCN’s ability to maintain license agreements, the continued maintenance and growth of the Company’s and VCN’s patent estate, the ability to continue to remain well financed, and other factors described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023 and its other filings with the SEC, including subsequent periodic reports on Forms 10-Q and current reports on Form 8-K. The information in this release is provided only as of the date of this release, and Theriva Biologics undertakes no obligation to update any forward-looking statements contained in this release on account of new information, future events, or otherwise, except as required by law.

For further information, please contact:
Investor Relations:

Chris Calabrese
LifeSci Advisors, LLC
ccalabrese@lifesciadvisors.com
917-680-5608

Source: Theriva Biologics, Inc.